Exhibit 99.1

Willis Lease Finance Reports Improving Utilization and Strengthening Demand

Boosted Fourth Quarter Profits

NOVATO, CA – March 14, 2011 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, reported improving utilization and strengthening demand for leased engines boosted fourth quarter profits. Net income increased to $4.0 million in the fourth quarter of 2010, compared to $3.1 million in the third quarter and $1.0 million in the fourth quarter a year ago. After payment of preferred dividends, net income available to common shareholders was $3.2 million or $0.35 per diluted common share, up from $2.3 million or $0.25 per diluted common share in the third quarter of 2010, and $0.2 million or $0.03 per diluted share in the fourth quarter a year ago. For 2010, net income available to common shareholders totaled $8.9 million or $0.96 per diluted share compared to $19.2 million or $2.14 per diluted share in 2009.

2010 Highlights (at or for the periods ended December 31, 2010, compared to September 30, 2010, and December 31, 2009)

•

The lease portfolio increased 2% year-over-year to $998.0 million, with 16 engines purchased and 7 engines and one airframe sold during 2010. Of the 2010 purchases, 9 engines totaling $68 million were purchased late in the fourth quarter and had little impact on 2010 revenues.

•	Year-end utilization improved to 90% from 85% a year ago, showing improvement from prior periods - 83% and 89% at the end of the second and third quarters of 2010, respectively.

•	Average utilization was 86% in 2010 compared to 89% in 2009.

•

Lease rent revenues remained relatively flat in both the fourth quarter and full year, reflecting lower average utilization and pressure on lease rates. Fourth quarter lease rent revenues totaled $25.7 million, compared to $25.1 million in the preceding quarter and $25.4 million in the fourth quarter of 2009. For 2010, lease rent revenues were $102.1 million, down slightly from $102.4 million a year ago.

•

Maintenance reserve revenues contributed $11.1 million to total fourth quarter revenues, compared to $9.7 million in the prior quarter and $13.0 million in the year ago quarter. Maintenance reserve revenues contributed $34.8 million, to 2010 revenues, down from a record $46.0 million in 2009.

•

Gains on sale of leased equipment contributed $8.0 million to 2010 revenues compared to $1.0 million a year ago. Four of the engines sold in 2010 are continuing to be managed on behalf of third parties for ongoing servicing fees, bringing the total number of engines managed on behalf of third parties to 16.

•	The sale of the joint venture interest in Sichuan Snecma Aero Engine Maintenance Co Ltd. boosted other income by $2.0 million in the fourth quarter of 2010.

•

Total net finance costs in 2010 increased 17% year-over-year, reflecting the 175 basis point increase in the cost of the revolving debt facility that was renewed in the fourth quarter of 2009, as well as an increase in average debt outstanding and higher average interest rate swap positions held during the year. Net finance costs were further reduced in 2009 due to a gain on extinguishment of debt of $0.9 million, generated from debt repurchase.

•	Liquidity available from warehouse and revolving credit facilities was $54 million at year end and increased further to $99 million in January 2011 due to an increase in the revolving credit facility.

•	Book value per common share was $21.24, compared to $20.18 at the end of the third quarter and $20.57 a year ago.

“I am pleased with our overall results for the fourth quarter of 2010,” said Charles F. Willis, President and CEO. “It was our best quarter of the year and brought with it considerable optimism that our improving performance will carry forward into 2011. According to the IATA statistics, last year was probably the most profitable year ever for the

WLFC Reports 2010 EPS of $0.96

March 14, 2011

world’s air carriers. However, while most of our customers were benefitting from improved industry conditions, the engine leasing segment of the industry was suffering from a very challenging environment characterized by an oversupply of engines available for lease, tepid demand and heavy pressure on lease pricing. Our utilization suffered during this time to the lowest level since the aftermath of 9/11 in April 2002,” Willis continued. “After conditions began to improve around springtime, we took full advantage of the situation by having some of our most productive periods of new lease activity ever, resulting in returning our utilization to within our targeted range by the end of the year.”

“Our airline customers continue to benefit from the rebound in air travel, particularly from business travelers, which has improved airline revenue and profits globally,” added Willis. “Capacity has been growing in most markets. Air cargo traffic is also robust throughout most international markets. So looking back on 2010, I am proud of the way the company dealt with the challenges it faced and I feel good about the momentum we have going into 2011.”

“During the fourth quarter, we continued to improve the utilization of our engine portfolio,” said Donald A. Nunemaker, Executive Vice President & General Manager-Leasing. “Average utilization was 89% in the fourth quarter, up from 86% in the preceding quarter, but more importantly our utilization was 90% at year end, up significantly from 83% at the end of June. Our utilization is now in the lower range of our target. Despite the significant increase in utilization, lease rates have been slow to recover. We have been able to achieve some success at raising prices but further strengthening will be dependent on how quickly the excess supply of leased spare engines in the market is deployed.”

“Higher financing costs in 2010 reflect the higher cost of debt, which was significantly impacted by the $18.6 million in payments we made in 2010 under interest rate swap arrangements, up from $16.2 in the prior year,” said Brad Forsyth, Chief Financial Officer. “As our higher cost interest rate swaps mature, we plan to gradually reduce our hedging position. Higher cost swaps with a notional value of $98 million matured in the last half of 2010 and a further $55 million in swaps will mature in the first half of 2011, producing interest savings going forward.”

Depreciation expense increased 10% for the year compared to a year ago, reflecting increased depreciation on older model engines and the growth of the portfolio. “Over the last few years, we adjusted the mix of engines within our portfolio to reduce the number of older engines and to build our inventory of new generation, modern fuel efficient engines”, Forsyth added. “Write-downs of equipment typically arise on the sale or part-out of older engine types and we were much more active in shedding older engines from the portfolio in 2007-09 than in 2010. As a result, write-down of equipment was significantly lower in 2010, at $2.9 million, compared to $6.1 million in 2009.”

The blended federal and state effective tax rate for 2010 was 38.8% compared to 30.9% a year ago. A change in 2009 in the method used to allocate revenue within various US states resulted in a reduction in the state income tax rate that is used to calculate the company’s combined federal and state income tax provision, reducing the blended tax rate and tax expense in 2009 significantly.

Balance Sheet

At December 31, 2010, Willis Lease had 179 commercial aircraft engines, 4 aircraft parts packages and 3 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $998.0 million, compared to 169 commercial aircraft engines, 3 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $976.8 million a year ago. The Company’s funded debt-to-equity ratio was 3.22 to 1 at December 31, 2010, compared to 3.29 to 1 a year ago.

“With our stock continuing to trade at levels below book value, we continued our common share repurchase transactions in the quarter,” said Forsyth. “We repurchased 189,000 shares in the quarter, increasing the total repurchased in 2010 to 367,000 shares at an average cost of $11.31 per share.” Book value per common share was $21.24 at year end.

WLFC Reports 2010 EPS of $0.96

March 14, 2011

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

WLFC Reports 2010 EPS of $0.96

March 14, 2011

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Three Months Ended December 31%			Twelve Months Ended December 31%
	2010	2009	Change	2010	2009	Change
REVENUE
Lease rent revenue	$25,711	$25,406	1.2%	$102,133	$102,390	(0.3)%
Maintenance reserve revenue	11,055	12,986	(14.9)%	34,776	46,049	(24.5)%
Gain on sale of leased equipment	457	308	48.4%	7,990	1,043	666.1%
Other income	2,411	129	1769.0%	3,403	958	255.2%

Total revenue	39,634	38,829	2.1%	148,302	150,440	(1.4)%

EXPENSES
Depreciation expense	12,626	11,748	7.5%	48,704	44,091	10.5%
Write-down of equipment	215	3,112	(93.1)%	2,874	6,133	(53.1)%
General and administrative	8,968	6,418	39.7%	29,302	26,765	9.5%
Technical expense	1,728	2,915	(40.7)%	8,118	7,149	13.6%
Net finance costs:
Interest expense	9,677	9,683	(0.1)%	40,945	36,013	13.7%
Interest income	(50)	(34)	47.1%	(212)	(280)	(24.3)%
Net loss/(gain) on debt extinguishment	—	19	(100.0)%	—	(876)	(100.0)%

Total net finance costs	9,627	9,668	(0.4)%	40,733	34,857	16.9%

Total expenses	33,164	33,861	(2.1)%	129,731	118,995	9.0%

Earnings from operations	6,470	4,968	30.2%	18,571	31,445	(40.9)%
Earnings from joint venture	291	252	15.5%	1,109	942	17.7%
Income before income taxes	6,761	5,220	29.5%	19,680	32,387	(39.2)%
Income tax expense	2,751	4,193	(34.4)%	7,630	10,020	(23.9)%

Net income	$4,010	$1,027	290.5%	$12,050	$22,367	(46.1)%
Preferred stock dividends paid and declared-Series A	782	782	0.0%	3,128	3,128	0.0%

Net income attributable to common shareholders	$3,228	$245	1217.6%	$8,922	$19,239	(53.6)%

Basic earnings per common share	$0.37	$0.03		$1.03	$2.30

Diluted earnings per common share	$0.35	$0.03		$0.96	$2.14

Average common shares outstanding	8,654	8,414		8,681	8,364
Diluted average common shares outstanding	9,199	9,072		9,251	8,983

WLFC Reports 2010 EPS of $0.96

March 14, 2011

Consolidated Balance Sheets

(In thousands, except share data, audited)

	December 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$2,225	$2,056
Restricted cash	77,013	59,630
Equipment held for operating lease, less accumulated depreciation	998,001	976,822
Equipment held for sale	7,418	14,263
Operating lease related receivable, net of allowances	8,872	5,783
Notes receivable	747	943
Investments	9,381	10,701
Assets under derivative instruments	—	3,689
Property, equipment & furnishings, less accumulated depreciation	6,971	7,296
Equipment purchase deposits	2,769	2,082
Other assets	12,565	14,437

Total assets	$1,125,962	$1,097,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$18,099	$14,352
Liabilities under derivative instruments	14,274	11,584
Deferred income taxes	75,645	69,118
Notes payable	731,632	726,235
Maintenance reserves	50,442	46,752
Security deposits	5,726	5,481
Unearned lease revenue	3,174	3,387

Total liabilities	898,992	876,909

Shareholders’ equity:
Preferred stock	$31,915	$31,915
Common stock ($0.01 par value)	92	92
Paid-in capital in excess of par	60,108	60,671
Retained earnings	145,324	136,402
Accumulated other comprehensive loss, net of tax	(10,469)	(8,287)

Total shareholders’ equity	226,970	220,793

Total liabilities and shareholders’ equity	$1,125,962	$1,097,702

WLFC Reports 2010 EPS of $0.96

March 14, 2011

Consolidated Statements of Income

(In thousands, except per share data, audited)

	Twelve Months Ended December 31,
	2010	2009	2008	2007	2006
REVENUE
Lease rent revenue	$102,133	$102,390	$102,421	$86,084	$69,230
Maintenance reserve revenue	34,776	46,049	33,716	28,169	32,744
Gain on sale of leased equipment	7,990	1,043	12,846	7,389	3,781
Other income	3,403	958	3,823	768	300

Total revenue	148,302	150,440	152,806	122,410	106,055

EXPENSES
Depreciation expense	48,704	44,091	37,438	31,136	26,255
Write-down of equipment	2,874	6,133	6,655	4,335	3,389
General and administrative	29,302	26,765	27,085	20,551	19,995
Technical expense	8,118	7,149	3,673	2,543	1,544
Net finance costs:
Interest expense	40,945	36,013	38,640	37,940	31,610
Interest income	(212)	(280)	(1,887)	(3,795)	(3,082)
Realized and unrealized gains on derivative instruments	—	—	—	—	(153)
Net (gain)/loss on debt extinguishment	—	(876)	—	2,667	—

Total net finance costs	40,733	34,857	36,753	36,812	28,375

Total expenses	129,731	118,995	111,604	95,377	79,558

Earnings from operations	18,571	31,445	41,202	27,033	26,497
Earnings from joint venture	1,109	942	797	700	466
Income before income taxes	19,680	32,387	41,999	27,733	26,963
Income tax expense	7,630	10,020	15,398	10,069	9,077

Net income	$12,050	$22,367	$26,601	$17,664	$17,886
Preferred stock dividends paid and declared-Series A	3,128	3,128	3,128	3,128	2,945

Net income attributable to common shareholders	$8,922	$19,239	$23,473	$14,536	$14,941

Basic earnings per common share	$1.03	$2.30	$2.85	$1.79	$1.63

Diluted earnings per common share	$0.96	$2.14	$2.68	$1.66	$1.56

Average common shares outstanding	8,681	8,364	8,242	8,115	9,169
Diluted average common shares outstanding	9,251	8,983	8,760	8,742	9,606

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Note: Transmitted on GlobeNewswire on March 14, 2011 at 5:30 a.m. PST.